EXHIBIT (9)(b)

Consent of Counsel

[Sutherland Asbill & Brennan Letterhead]

June 1, 2011

Board of Directors

Transamerica Life Insurance Company

Separate Account VA HH

4333 Edgewood Road, NE

Cedar Rapids, IA. 52499-0001

RE:	Separate Account VA HH

Flexible Premium Variable Annuity - S

File No. 333-173285/811-22544

Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information contained in Pre-Effective Amendment No. 1 to the Registration Statement to Form N-4 (File No. 333-173285) of the Separate Account VA HH filed by Transamerica Life Insurance Company with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Sutherland Asbill & Brennan LLP

By:	/s/ Frederick R. Bellamy
Frederick R. Bellamy, Esq.